EXHIBIT I

Joint Filing AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A ordinary shares of Manchester United plc beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Amendment No. 1.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 18th day of December, 2024.

INEOS LIMITED

By:	/s/ Simon Morland
Name: Simon Morland
Title: Officer

JAMES A. RATCLIFFE

By:	/s/ Jonathan Ginns**

TRAWLERS LIMITED

By:	/s/ Tim Shepherd
Name: Tim Shepherd
Title: Officer

** The Power of Attorney, executed by James A. Ratcliffe authorizing the signatory to sign and file Amendment No.1 on James A. Ratcliffe’s behalf, filed as Exhibit B to the Original Schedule 13D.